Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the inclusion in this Registration Statement on Form SB-2 of our report dated September 25, 2000 on our audits of the consolidated financial statements of American Soil Technologies, Inc. We also consent to the references to our firm under the captions "Selected Financial Data" and "Experts".


/s/ James C. Marshall, CPA, PC

James C. Marshall, CPA, PC


Scottsdale, Arizona
December 8, 2000